SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement	Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to Rule 14a-12.

Complete Business Solutions, Inc.

(Name of Registrant as Specified in Its Charter)

Complete Business Solutions, Inc.

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

April 30, 2001

Dear Complete Business Solutions Shareholder:

      As you may know, on February 5, 2001 we announced that we began to do business under our new name, Covansys Corporation. We also changed our Nasdaq National Market Ticker symbol from CBSI to CVNS. One of the items of business for our Annual Meeting of Shareholders is to obtain your approval of an amendment to our articles of incorporation so that we can legally change our name. In addition, we will elect our directors and ratify the appointment of our independent accountants. Throughout the attached proxy materials we will refer to our company using our new name, Covansys Corporation.

      You are cordially invited to attend our Annual Meeting of Shareholders which will be held this year on June 5, 2001 at 9:00 a.m. The meeting will be held at The Detroit Athletic Club, 241 Madison, Detroit, Michigan 48226. For your convenience, we have included a map and directions to The Detroit Athletic Club on the back page of the attached Proxy Statement.

      The Notice of the 2001 Annual Meeting of Shareholders and the related Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter. In addition to the items of business, we will also discuss our 2000 performance and answer any questions you may have about our company. Enclosed with the Proxy Statement are your voting card, a postage-paid envelope to return your voting card, your admission ticket to the meeting and our 2000 Annual Report.

      After reading the Proxy Statement, please promptly mark, date, sign and return the enclosed voting card in the postage-prepaid envelope to ensure that your shares are represented at the Annual Meeting. Your shares cannot be voted unless you date, sign, and return the enclosed voting card or attend the Meeting in person. Regardless of the number of shares you own, your vote is important.

      The Board of Directors believes that the proposals are in the best interest of Covansys Corporation and recommends that you vote for all of the proposals at the Annual Meeting.

      Whether you are able to attend the Meeting or not, please mark, date, sign and return the enclosed voting card in the envelope provided. If you decide to attend the Meeting and would like to vote in person, you may do so.

      The Board of Directors and Management look forward to seeing you at the Meeting.

Sincerely,

Michael W. Bealmear
President and Chief Executive Officer

COVANSYS CORPORATION

________________________________________________________________________________

NOTICE OF THE 2001 ANNUAL MEETING OF SHAREHOLDERS

       The 2001 Annual Meeting of Shareholders of Covansys Corporation will be held on Tuesday, June 5, 2001 at 9:00 a.m. at The Detroit Athletic Club, 241 Madison, Detroit, Michigan 48226 for the following purposes:

1.	to consider and vote upon an amendment to the Articles of Incorporation changing the name of our company from Complete Business Solutions, Inc. to Covansys Corporation;

2.	to elect five directors to the Board of Directors;

3.	to ratify the appointment of Arthur Andersen LLP as our independent accountants for the 2001 fiscal year; and

4.	to transact any other business that may properly come before the meeting.

      Shareholders who owned their shares as of the close of business on April 9, 2001 are entitled to notice of and to vote at our Annual Meeting and any adjournments thereof.

      Whether or not you plan to attend the Meeting, please mark, sign, date and return the enclosed voting card in the envelope provided.

By Order of the Board of Directors

Thomas E. Sizemore
Secretary and General Counsel

April 30, 2001

YOUR VOTE IS IMPORTANT

PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE.

PROXY STATEMENT INFORMATION ABOUT COVANSYS CORPORATION
INFORMATION ABOUT THE ANNUAL MEETING
PROPOSAL 1. AMENDMENT TO THE ARTICLES OF INCORPORATION
PROPOSAL 2. ELECTION OF DIRECTORS
PROPOSAL 3. APPOINTMENT OF INDEPENDENT ACCOUNTANTS
MEETINGS AND COMMITTEES OF THE BOARD
DIRECTOR COMPENSATION
DIRECTOR AND EXECUTIVE OFFICER OWNERSHIP OF COVANSYS COMMON STOCK
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
CERTAIN TRANSACTIONS
OTHER INFORMATION
Appendix A
Definitive Proxy Statement

PROXY STATEMENT

INFORMATION ABOUT COVANSYS CORPORATION

      Covansys Corporation is a global information technology services company that brings a competitive advantage to our clients by delivering innovative, results-oriented information management solutions with a scalable delivery model. We offer clients a focused range of IT services specializing in Web-to-Enterprise Integration (WEI), industry specific solutions and strategic outsourcing. Our range of experience runs from advising clients on IT business strategy and strategic technology plans to developing and implementing appropriate IT applications solutions. We employ more than 5,000 people. Our headquarters is located at 32605 West Twelve Mile Road, Farmington Hills, Michigan 48334. Our telephone number is (248) 488-2088.

INFORMATION ABOUT THE ANNUAL MEETING

Information About Attending the Annual Meeting

      Our Annual Meeting will be held Tuesday, June 5, 2001 at 9:00 a.m. at The Detroit Athletic Club, 241 Madison, Detroit, Michigan 48226. If you would like to attend the Annual Meeting please bring your admission ticket with you. Your admission ticket is included with this Proxy Statement and is attached to the proxy card. Simply detach the proxy card from your ticket, sign, date and mail your proxy card in the enclosed envelope and bring your admission ticket to the meeting. If you want to attend the meeting, but your shares are held in the name of a broker or other nominee, please send a written request for an admission ticket to our Director of Investor Relations, Gail Lutey, and include in your request an account statement or letter from the nominee indicating that you were the beneficial owner of the shares at the close of business on April 9, 2001.

Annual Report

      Our annual report for the fiscal year ended December 31, 2000 is enclosed with this Proxy Statement.

Information About this Proxy Statement

      You are receiving this Proxy Statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement contains the information we are required to provide to you under the rules of the Securities and Exchange Commission. It is designed to assist you in voting your shares. On May 4, 2001, we began mailing these proxy materials to all shareholders of record at the close of business on April 9, 2001.

Information About Voting

      You can vote on the matters to be presented at the Annual Meeting in two ways:

•	By Proxy — You can vote by signing, dating and returning the enclosed voting card. If you do this, the individuals named on the card (your “proxies”) will vote your shares in the manner you indicate. You may specify on your voting card whether your shares should be voted in favor of or against the amendment to the Articles of Incorporation, for all, some or none of the nominees for director and whether your shares should be voted for or against the ratification of Arthur Andersen LLP as the Company’s independent accountants. If you do not indicate instructions on the voting card, your shares will be voted for the amendment to the Articles of Incorporation, for the election of all the nominees for director and for the ratification of Arthur Andersen as our independent accountants for the 2001 fiscal year.

•	In Person — You may cast your vote in person when you attend the Annual Meeting.

      You may revoke your proxy at any time before it is exercised at the Annual Meeting by sending a written notice of revocation to our Corporate Secretary, Thomas E. Sizemore, by providing a later dated proxy or by voting in person at the meeting.

      Each share of Common Stock is entitled to one vote. Each share of Series A Convertible Preferred Stock is entitled to vote on an as-converted basis. As of April 9, 2001, we had 37,278,134 shares of voting stock outstanding.

Quorum Requirement

      To hold a valid meeting, a quorum of shareholders is necessary. If shareholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes will be counted as present for establishing a quorum and against the amendment to the Articles of Incorporation. A broker non-vote occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have the authority to vote on the other matters.

Information About Votes Necessary for Action to be Taken

      If a quorum exists, the adoption of the amendment to the Articles of Incorporation requires an affirmative vote of the majority of the shares entitled to vote. Five directors will be elected at the meeting. If a quorum exists, each director must receive a plurality of the votes cast at the meeting to be elected. The ratification of the appointment of Arthur Andersen LLP as our company’s independent accountants requires the affirmative vote of a majority of the votes cast on the matter. Abstentions and non-votes will count as a vote against the amendment to the Articles of Incorporation and have no effect on the results of the votes on the election of directors and the ratification of independent accountants.

Cost and Method of Soliciting Proxies

      The cost of soliciting proxies will be paid by our company. Our company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Other Matters

      The Board of Directors does not know of any other matter which will be presented at the Annual Meeting other than the proposals discussed in this Proxy Statement. Generally, no business other than the items discussed in this Proxy Statement may be transacted at the meeting. However, if any other matter properly comes before the Annual Meeting, your proxies will act on such matter in their discretion.

PROPOSAL 1.

AMENDMENT TO THE ARTICLES OF INCORPORATION

      The Board of Directors is proposing to change the legal name of our company from “Complete Business Solutions, Inc.” to “Covansys Corporation.” Our company recently launched a branding effort to distinguish the Company’s services and has adopted a new logo. The new Covansys Corporation name will better align our company with these branding and marketing initiatives. An affirmative vote by the holders of a majority of the shares outstanding would allow the Company to amend its articles of incorporation to accomplish the name change.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO CHANGE THE COMPANY’S NAME.

PROPOSAL 2.

ELECTION OF DIRECTORS

      Our Board of Directors is divided into classes and, as a result, the terms of our directors are staggered. Each director class serves a three-year term. Since the terms of our Class II directors end this year, they are nominated to be re-elected. Each elected director will serve until the end of his term and until his qualified successor has been elected. Currently, Douglas S. Land, Ronald K. Machtley, Frank D. Stella and David H. Wasserman are Class II directors and if elected will serve a new three-year term. In addition, Michael W. Bealmear was elected to the Board by the other directors in June 2000 to fill a vacant seat on the Board and has been nominated for election. If elected, Mr. Bealmear will serve a 2 year term as a Class I director. If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected at the Annual Meeting.

      The following information is furnished with respect to all of our directors. The ages of the directors are as of December 31, 2000.

      Michael W. Bealmear, has served as a director since June 2000. He was elected President, Chief Executive Officer of the Company on June 1, 2000. Previously, Mr. Bealmear was the Chief Executive Officer of Spear Technologies, a venture-based enterprise software company in San Francisco. Prior to joining Spear Technologies, he headed the Information Technology Consulting Business at Coopers and Lybrand, was a managing partner at Peat Marwick and was a vice president at Syhase Inc. Age 53. Nominee for Election. Term expires 2003.

      William C. Brooks, has served as a director since August 1998. Mr. Brooks is Chairman of the Board of The Brooks Group International, a human resource and workforce development firm. He retired as Vice President of Corporate Affairs of General Motors in 1997 where he had served for 25 years in various positions. He is a member of the Board of Directors of United American Healthcare Corporation, Lason Corporation and Louisiana-Pacific Corporation. Mr. Brooks was nominated by President Clinton and served from February 1996 to January 1998 on the Social Security Advisory Board. Mr. Brooks was nominated by President Bush and served from July 1989 to November 1990 as the Assistant Secretary of Labor for the Employment Standards Administration. Mr. Brooks holds a Bachelor of Arts degree from Long Island University and a Master’s Degree in Business Administration from the University of Oklahoma. Age 67. Term expires 2002.

      Kevin J. Conway, has served as a director since April, 2000. He has been a principal of Clayton, Dubilier & Rice since 1994. Prior to joining CD&R, he was employed by Goldman, Sachs & Co. for 10 years where he was elected partner and was a senior member of the Mergers and Acquisitions Department. Mr. Conway also served as Chief of Staff of the Investment Banking Division at Goldman Sachs. Mr. Conway also serves as a director of Allied Worldwide, Riverwood International Corporation and U.S. Office Products Company. Mr. Conway is a graduate of Amherst College, received his M.B.A. from Columbia University School of Business and holds a J.D. from Columbia Law School. Age 42. Term expires 2002.

      Douglas S. Land, has served as a director since November 1993 and as an advisor since 1988. Mr. Land is the founder and President of Economic Analysis Group, Ltd., a Washington DC-based consulting firm that has been providing financial and economic consulting services since 1983. Mr. Land is also the President and founder of The Chesapeake Group, a financial advisory firm that has been providing consulting to start-up and middle-market firms since 1985. Mr. Land holds a Bachelor of Science degree in Economics and a Master of Business Administration degree in Finance from the Wharton School and a Master of Arts degree in International Relations from the University of Pennsylvania. Age 43. Nominee for Election.

      Ned C. Lautenbach, has served as a director and Co-Chairman of the Board since April 2000. Since 1998 Mr. Lautenbach has been a principal at Clayton, Dubilier & Rice. From 1968 to 1998 he was employed by IBM Corporation where he last served as Senior Vice President and Group Executive of Worldwide Sales and Services. During his career at IBM, he held a variety of other senior executive positions in several divisions, including President of the National Distribution Division of the United States, President of Asia Pacific, and Chairman of IBM World Trade Corporation. Mr. Lautenbach also serves as the Chairman and CEO of Acterna Corporation and as a director of Axcelis Corporation, Fidelity Investments and Eaton Corporation. He received his M.B.A. from Harvard University after receiving his B.A. in economics from the University of Cincinnati. Age 57. Term expires 2003.

      Ronald K. Machtley, has served as a director since May 1998. Mr. Machtley has been the President of Bryant College since 1996. From 1994 to 1995, Mr. Machtley was a partner in the Washington D.C. law firm of Wilkinson, Barker, Knauer & Quinn. From 1988 to 1995, Mr. Machtley was a United States Congressmen from the State of Rhode Island. He is a director of Amica Insurance Company, Inc. and Cranston Print Works, Inc. Mr. Machtley holds a Juris Doctorate from Suffolk University and is a graduate of the U.S. Naval Academy. Age 52. Nominee for Election.

      John A. Stanley, has served as a director since June 1997. Mr. Stanley is currently a self-employed business consultant. Previously he served as President of European Operations of Lexmark International from March 1991 until May 1998 and he was employed by IBM for 22 years. Mr. Stanley is a graduate of FitzWilliam College, University of Cambridge, England with a Master of Arts degree, and holds a degree in Personnel Management from The London School of Economics. Age 63. Term expires 2002.

      Frank D. Stella, has served as a director since November 1993. Mr. Stella has served as President of F.D. Stella Products Company, a food service and dining equipment company, since 1946. Mr. Stella was appointed to the Commission for White House Fellows by President Ronald W. Reagan in 1983 and has served as Chairman of the Income Tax Board of Review, City of Detroit, since 1965. Mr. Stella is also a board member of VFS, Inc., an insurance holding company, and a former board member of the Federal Home Loan Bank of Indianapolis. He is also on the boards of several medical and charitable organizations. Mr. Stella holds a degree from the College of Commerce and Finance at the University of Detroit. Age 82. Nominee for Election.

      Rajendra B. Vattikuti, founder of Covansys, served as President and Chief Executive Officer from its formation in February 1985 until June 1, 2000. He is currently Co-Chairman of the Board of Directors and has been a director of the Company since its formation. From 1983 to 1985, Mr. Vattikuti was Director of Management Information Systems for Yurika Foods Corporation. From 1977 to 1983, he was an M.I.S. Project Leader for Chrysler Corporation. Mr. Vattikuti holds a Bachelor of Science degree in Electrical Engineering from the College of Engineering, Guindy (India) and a Master of Science degree in Electrical and Computer Engineering from Wayne State University. Age 51. Term expires 2003.

      David H. Wasserman, has served as a director since April 2000. Mr. Wasserman has been a principal of Clayton, Dubilier & Rice since 1998. Prior to joining CD&R, he was employed by Goldman, Sachs & Co. in the Principal Investment Area. He has also been employed by Fidelity Capital and as a management consultant for Monitor Company. Mr. Wasserman also serves as a director of Kinko’s. Mr. Wasserman is a graduate of Amherst College and received his M.B.A. from Harvard Business School. Age 33. Nominee for Election.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES.

PROPOSAL 3.

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      Upon the recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP to serve as the independent accountants of Covansys for its fiscal year ending December 31, 2001. The Board seeks to have the shareholders ratify the appointment of Arthur Andersen which has served as the independent accountants of Covansys since 1991. During 2000, Covansys paid Arthur Andersen approximately $258,000 for audit and audit related fees and paid fees of approximately $1,637,000 for other services. Representatives of Arthur Andersen LLP will be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so. If the appointment of Arthur Andersen LLP is not ratified by the shareholders, the Board of Directors may appoint other independent accountants based upon the recommendation of the Audit Committee.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 2001.

MEETINGS AND COMMITTEES OF THE BOARD

      The Board of Directors met 11 times during the fiscal year. In addition to meetings of the full Board, directors also attended meetings of Board Committees. Attendance by directors at meetings of the Board and Board Committees during the year was in excess of 95%. The Board of Directors has standing audit, Compensation, Executive and Governance and Nominating Committees.

      Audit Committee. The Audit Committee is responsible for reviewing with management our financial controls, accounting, audit and reporting activities. The Audit Committee reviews the qualifications of the Company’s independent accountants, makes recommendations to the Board of Directors regarding the selection of independent accountants, reviews the scope, fees and results of any audit and reviews non-audit services provided by the independent accountants. The Audit Committee is also responsible for reviewing any transactions between Covansys and its directors, officers, or significant shareholders. The Audit Committee met 3 times during the year. The members of the Audit Committee are Messrs. Land, Machtley, Stella and Wasserman.

      Compensation Committee. The Compensation Committee is responsible for the administration of all salary and incentive compensation plans for the officers and key employees of the Company, including bonuses. The Compensation Committee also administers the Company’s 1996 Stock Option Plan and the Employee Stock Purchase Plan. The Compensation Committee met 5 times during the year. The members of the Compensation Committee are Messrs. Brooks, Conway and Stanley.

      Executive Committee. The Executive Committee exercises the authority of the Board on such matters as are delegated by the Board of Directors and exercises the authority of the Board between meetings of the Board of Directors. The Executive Committee met 4 times during the year. The members of the Executive Committee are Messrs. Bealmear, Lautenbach, Stanley and Vattikuti.

      Governance and Nominating Committee. The Governance and Nominating Committee is responsible for identifying and recruiting highly qualified candidates to serve as directors of the Company. The Committee also recommends to the Board of Directors and shareholders worthy candidates to serve as directors of the Company. The Committee met 2 times during the year. The members of the Committee are Messrs. Conway, Land, Lautenbach, Stella and Vattikuti.

DIRECTOR COMPENSATION

      Directors who are not employees or consultants of the Company are paid $2,000 per month for serving on the Board of Directors. Committee Chairmen receive an additional $1,000 per month. Each member also receives $1,000 per each meeting attended. The Company pays all expenses related to attendance at regular or special meetings.

      Directors are also eligible to participate in the 1996 Stock Option Plan. New directors receive an initial grant of non-qualified stock options to purchase 5,000 shares of common stock. Each member receives an annual award of non-qualified stock options to purchase 3,000 shares of common stock with an exercise price equal to the fair market value of the common stock as quoted by Nasdaq.

      During 2000, grants of non-qualified stock options were made to members of the Board of Directors at an exercise price of $21.00 per share. The options vest in four equal annual installments commencing one year from the date of grant. The following are the number of options granted to each director during the year:

Number of
Non-Employee Director	Options Granted

Ned C. Lautenbach(1)	5,000

William C. Brooks	3,000

Kevin J. Conway(1)	5,000

Douglas S. Land	3,000

Ronald K. Machtley	3,000

John A. Stanley	3,000

Frank D. Stella	3,000

David H. Wasserman(1)	5,000

(1)	In accordance with their employment relationship with Clayton Dubilier & Rice, the options issued on behalf of Messrs. Lautenbach, Conway and Wasserman were actually issued to Clayton Dubilier & Rice.

DIRECTOR AND EXECUTIVE OFFICER OWNERSHIP
OF COVANSYS COMMON STOCK

      This table indicates how much common stock the executive officers and directors beneficially owned as of April 9, 2001. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote, or the power to transfer, and stock options that are exercisable currently or become exercisable within 60 days. Except as otherwise noted, the persons named in the table below have sole investment and voting power with respect to all shares shown as beneficially owned by them.

	Shares of Common
	Stock Beneficially	Options Exercisable	Percent of
Name	Owned	Within 60 Days	Outstanding Shares

Michael W. Bealmear	0	0	*

Timothy S. Manney	299,004	20,000	*

Timothy M. Wolfe	18,000	50,000	*

Sivaprakasam Velu	74,458	24,113	*

Ned C. Lautenbach	0	1,250	*

Rajendra B. Vattikuti	8,611,759	30,000	23

William C. Brooks	2,000	15,750	*

Kevin J. Conway	0	1,250	*

Douglas S. Land	235,382	7,500	*

Ronald K. Machtley	0	4,500	*

John A. Stanley	11,297	25,500	*

Frank D. Stella	67,915	5,500	*

David H. Wasserman	0	1,250	*

Directors and Executive Officers as a group (13 persons)	9,319,815	186,613	25.50

*	Less than 1% of the outstanding shares of common stock

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      Set forth below is the name, address, stock ownership and voting power of each person or group of persons known by us to own beneficially more than five percent of our outstanding common stock or any series of Voting Preferred Stock as of February 14, 2001.

	Number of Shares	Percent of	Percent of
Name and Address	Beneficially Owned	Outstanding Shares	Voting Power(1)

Common Stock

Franklin Resources, Inc.(2)	4,465,079	13.0%	11.5%
777 Mariners Island
Boulevard, San Mateo CA 94404

GeoCapital LLC(3)	2,556,386	8.14%	6.6%
825 Third Avenue
New York, NY 10022-7519

Perkins, Wolf McDonnell(4)	1,599,550	5.1%	4.1%
& Company
53 W. Jackson Blvd., Suite 722
Chicago, IL 60604
Series A Voting Convertible Preferred Stock

CDR-Cookie Acquisition, LLC(5)	200,000	100%	24.6%
375 Park Avenue
New York, NY 10152

(1)	The Series A Voting Convertible Preferred Stock is currently convertible into 8,695,652 shares of common stock and is entitled to vote on an as-converted basis.

(2)	Beneficial ownership as of December 31, 2000. Franklin Resources, Inc. (“FRI”), an investment adviser, has filed with the Securities and Exchange Commission, Amendment 2 to its statement on Schedule 13G to the effect that the shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct or indirect advisory subsidiaries (the “Advisor Subsidiaries”) of FRI. Such advisory contracts grant to such Advisor Subsidiaries all investment and/or voting power over the securities owned by such advisory clients. Therefore, such Adviser Subsidiaries may be deemed to be, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, the beneficial owner of the securities covered by this statement. Charles B. Johnson and Rupert H. Johnson Jr. (“the Principal Shareholders”) of FRI each own in excess of 10% of its outstanding common stock. FRI and the Principal Shareholders may be deemed to be, for the purposes of Rule 13d-3 under the 1934 Act, the beneficial owner of securities held by persons and entities advised by FRI subsidiaries. FRI, the Principal Shareholders and each of the Advisor Subsidiaries disclaim any economic interest or beneficial ownership of the securities.

(3)	Beneficial ownership as of December 31, 2000. GeoCapital LLC, an investment adviser, has filed with the Securities and Exchange Commission, Amendment 1 to its statement on Schedule 13G to the effect that it has the sole power to direct the disposition of the shares.

(4)	Beneficial ownership as of December 31, 2000. Perkins, Wolf, McDonnell & Company, an investment adviser, has filed with the Securities and Exchange Commission its statement on Schedule 13G to the effect that it has sole or shared voting and dispositive power over the shares.

(5)	Beneficial ownership as of February 14, 2001. CDR-Cookie Acquisition, LLC (the “Purchaser”) has filed with the Securities and Exchange Commission, Amendment 1 to its statement on Schedule 13D to the effect that it shares voting and dispositive power over the shares with CDR-Cookie Acquisition VI-A, LLC (“CDR-Cookie VI-A, LLC), Clayton, Dubilier & Rice Fund VI Limited Partnership (“Fund VI”), Clayton, Dubilier & Rice Fund VI-A Limited Partnership (“Fund VI-A”), CD&R Associates VI Limited Partnership (“Associates VI”), CDR-Cookie Acquisition, LLC and CDR-Cookie

Acquisition VI-A, LLC (“Associates VI Inc.”) and CDR-Cookie VI. As the sole members of the Purchaser, Fund VI and VI-A may be deemed to be the beneficial owners of the shares. By virtue of its position as general partner of Fund VI and Fund VI-A, Associates VI may be deemed to be the beneficial owner of the shares. By virtue of its position as general partner of Associates VI, Associates VI, Inc. may be deemed to be the beneficial owner of the shares. Each of Fund VI, Fund VI-A, Associates VI and Associates VI, Inc. disclaim beneficial ownership of the shares. Prior to February 14, 2001, Fund VI-A transferred all of its interest in CDR-Cookie VI-A, LLC to Fund VI. Thereafter, CDR-Cookie VI-A transferred all of its ownership contracts in our common stock and Voting Preferred Stock to the Purchaser.

      On March 17, 2000 Rajendra B. Vattikuti and Clayton, Dubilier & Rice entered into a certain Voting Agreement pursuant to which Mr. Vattikuti agreed to vote his shares in favor of the election of the three directors designated by CD&R to the Company’s Board of Directors in accordance with the certain Stock Purchase Agreement between the Company and CD&R. CD&R agreed to vote its shares in favor of the election of Mr. Vattikuti to the Board of Directors. The Voting Agreement terminates on July 13, 2007.

EXECUTIVE COMPENSATION

Report of the Compensation Committee on Executive Compensation

      The Covansys Compensation Committee is comprised of three directors who are not employees of the company. The Compensation Committee is responsible for the approval and administration of compensation programs for the executive officers of Covansys. In conducting its review of executive compensation matters, the committee utilizes the compensation data and advisory services of an independent compensation consultant. Our compensation policy for executive officers is intended to:

•	provide competitive compensation packages in order to attract and retain superior executive talent;

•	link a significant portion of an executive’s overall compensation to financial results as reflected in the value returned to shareholders; and

•	provide long-term equity compensation to align the interests of executive officers with those of shareholders and reward successful performance.

Cash Compensation

      Cash compensation for executive officers is based primarily on an analysis of competitive executive compensation. The Compensation Committee relies upon general business compensation surveys to determine appropriate compensation ranges. The Committee also relies upon the analysis of an independent compensation consultant to determine the appropriate level of cash compensation for executive officers.

      Our policy is to pay executive officers at the competitive averages for comparable positions. Compensation levels for individual executive officers, may be greater or less than competitive averages, depending upon a subjective assessment of individual factors such as the executive’s position, skills, achievements, tenure with the Company and other historical factors.

Equity Compensation

      Equity compensation is provided to executive officers principally through the 1996 Stock Option Plan (the “Plan”). Option awards under the Plan are determined based upon the achievement of various predetermined goals relating to budgeted financial performance or the achievement of operating targets and goals. Generally, awards under the Plan vest over a four year period to ensure that the decisions made by officers consider the long-term best interests and continued financial and operational growth and achievement of the Company.

      Awards of stock options to executive officers during the year under the Plan are made at the then current fair market value of the common stock as quoted on the Nasdaq National Market. Making awards at the then current fair market value ensures that the options only become valuable upon the continued appreciation of the stock price. In administering the Plan in this manner, the Compensation Committee strives to align the interests of executive officers with the interests of shareholders.

Chief Executive Officer’s Compensation

      Mr. Bealmear, who joined the Company on June 1, 2000, received a salary of $291,667, which was based on the prorated compensation provided in his employment agreement. Mr. Bealmear was also awarded a bonus of $375,000 in 2000. The bonus was guaranteed pursuant to his employment agreement and was prorated based on his date of hire. Mr. Bealmear has elected to defer payment of this signing bonus until 2001. Mr. Bealmear also was granted options to purchase 500,000 shares of common stock at an exercise price of $21.50 per share. In addition, Mr. Bealmear was granted options to purchase 250,000 shares at an exercise price of $35.00 per share and options to purchase an additional 250,000 shares at an exercise price of $50.00 per share. The options vest as follows; 25% of the options vest after 2 years, an additional 25% of the options vest after 3 years and the remaining 50% vest after 4 years.

Compensation Committee

John A. Stanley (Chairman)
William C. Brooks
Kevin J. Conway

Employment Agreements

      In December 1996, the Company entered into employment agreements with Rajendra B. Vattikuti and Timothy S. Manney. In March, 2000 the agreement with Mr. Vattikuti was replaced with a new agreement.

      The 1996 Agreement with Mr. Vattikuti provided for his employment as President and Chief Executive Officer for an initial term and automatic renewals so that the term of the agreement was always five years unless either party elected not to extend the term. The agreement provided for an annual base salary of not less than $350,000, a bonus in an amount not to exceed 100% of his base annual salary, to be determined by the Compensation Committee, and benefits under the Company’s benefit plans. Special death and disability benefits were also included. The agreement also provided, among other things, that if Mr. Vattikuti’s employment was terminated by the Company without cause, or by Mr. Vattikuti under certain conditions (including a change in control as defined in the agreement) the Company would pay to him an amount equal to 2.99 times his base salary in effect immediately prior to such termination and the greater of his most recent bonus or bonus received immediately prior to such bonus. The agreement contained a restrictive covenant that prohibited Mr. Vattikuti from competing anywhere in the world with the Company’s businesses during any period in which he receives compensation and for one year after the cessation of such compensation. On March 17, 2000 the Company and Mr. Vattikuti entered into a new, five year employment agreement which provides for his employment as Co-Chairman of the Board of Directors for an initial term and automatic renewals so that the term of the agreement is always five years unless either party elects not to extend the term. The agreement provides that Mr. Vattikuti will receive a base salary in 2000 of $500,000 and a bonus of up to 100% of his base salary. The base salary and bonus may be adjusted by the compensation committee. The other terms of the 1996 Agreement concerning benefits and severance were adopted in the new agreement.

      The agreement with Mr. Manney provides for his employment as Executive Vice President of Finance and Administration for an initial term and automatic renewals so that the term of the agreement is always three years unless either party elects not to extend the term. The agreement provides for an annual base salary of not less than $180,000, a bonus in an amount not to exceed 60% of his base annual salary, to be determined by the Compensation Committee, and benefits under the Company’s benefit plans. Special death and disability benefits are also included. The agreement also provides, among other things, that if Mr. Manney’s employment is terminated by the Company without cause, or by Mr. Manney under certain conditions (including a change in control as defined in the agreement) the Company will pay to him an amount equal to

2.5 times his base salary in effect immediately prior to such termination and the greater of his most recent bonus or bonus received immediately prior to such bonus. The agreement contains a restrictive covenant that prohibits Mr. Manney from competing anywhere in the world with the Company’s businesses during any period in which he receives compensation and for one year after the cessation of such compensation.

      On June 1, 2000, the Company entered into an employment agreement with Michael W. Bealmear. The agreement provides for his employment as President and Chief Executive Officer. The agreement is for a term of five years with an initial minimum base salary of $500,000, subject to annual adjustment by the compensation committee. In addition, Mr. Bealmear was awarded a bonus of $375,000 to be pro-rated over the year. He is also eligible for an annual incentive bonus up to 100% of his base salary as determined by the Compensation Committee. Mr. Bealmear is eligible to participate in the other benefit plans and programs of the Company including health, disability, and retirement plans. In the event that Mr. Bealmear is terminated without cause, he will receive his base salary for two years following his termination.

      On May 26, 2000, the Company entered into an employment agreement with Timothy M. Wolfe. The agreement provides for an annual salary of $300,000 and a signing bonus of $500,000. Upon completion of one year of service with the Company, Mr. Wolfe is to receive a $250,000 bonus and upon completion of two years of service, he will receive an additional $250,000 bonus. In addition, Mr. Wolfe is eligible to receive a performance-based bonus of up to $200,000. Mr. Wolfe is eligible to participate in the other benefit plans and programs of the Company including health, disability and retirement plans. In the event that Mr. Wolfe is terminated without cause during the first two years of his employment, the Company is obligated to pay him his base salary for the remainder of the two years.

Executive Compensation Table

      The table below shows the compensation awarded to, earned by, or paid to the President and Chief Executive Officer and the next four highest compensated executive officers.

					Long-Term
					Compensation Awards

					Securities
	Fiscal				Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Other	Options(#)	Compensation(3)

Michael W. Bealmear(1)	2000	$291,667	$204,166	—	1,000,000	—
President and Chief	1999	—	—	—	—	—
Executive Officer	1998	—	—	—	—	—

Rajendra B. Vattikuti	2000	$500,000	—	—	50,000	$4,200
Co-Chairman	1999	$500,000	—	$9,509	15,000	$4,000
	1998	$425,000	$425,000	$12,136	20,000	$4,000

Timothy S. Manney	2000	$350,000	$100,000	—	30,000	$4,200
Executive Vice President	1999	$300,000	—	—	10,000	$4,000
and CFO	1998	$225,000	$225,000	—	15,000	$3,845

Timothy M. Wolfe(2)	2000	$175,000	$560,000	—	200,000	—
Executive Vice-President	1999	—	—	—	—	—
	1998	—	—	—	—	—

Sivaprakasam Velu	2000	$300,000	$64,359	—	70,000	$4,200
Executive Vice-President	1999	$250,000	$30,570	—	18,225	$4,050
	1998	$200,000	$100,000	—	—	$3,870

(1)	Mr. Bealmear was hired on June 1, 2000. In connection with his hiring, Mr. Bealmear was awarded a bonus of $375,000. During 2000, Mr. Bealmear elected to defer payment of the bonus until 2001. The amount showed in the table above reflects the prorated portion of the bonus earned in 2000.

(2)	Mr. Wolfe was hired on June 1, 2000. In connection with his hiring Mr. Wolfe was paid a guaranteed signing bonus of $500,000 payable in June 2000.

(3)	Represents the amount of contribution by the Company on behalf of such individual to the Company’s 401(k) Plan.

Options Granted During 2000

		% of Total Options
	Number of Securities	Granted to
	Underlying Option	Employees in	Exercise	Expiration
Name	Granted	Fiscal Year	Price(2)(3)	Date

Michael W. Bealmear(4)	1,000,000	22.6	$21.50-$50.00	6/1/10

Rajendra B. Vattikuti	50,000	1.1	$21.00	4/1/10

Timothy S. Manney	30,000	.7	$21.00	4/1/10

Timothy M. Wolfe	200,000	4.5	$21.50	6/1/10

Sivaprakasam Velu	70,000	1.2	$21.00	4/1/10

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Potential Realizable Value
	at Assumed Annual Rates
	of Stock Appreciation
	For Option Term($)(1)

Name	0%	5%	10%

Michael W. Bealmear(4)	0	$7,027,808	$23,725,230

Rajendra B. Vattikuti	0	660,500	1,673,430

Timothy S. Manney	0	396,300	1,004,100

Timothy M. Wolfe	0	2,810,000	6,838,000

Sivaprakasam Velu	0	924,700	2,342,900

(1)	The dollar amounts indicated in these columns are the result of calculations required by the rules of the Securities and Exchange Commission which assume specified stock value appreciation. These growth rates are not intended by Covansys to forecast future stock price appreciation of Covansys common stock. In the event the Company’s stock price does not exceed $21.00 per share, the options would not result in any profit for the holder.

(2)	The exercise price equals the fair market value of Covansys common stock as of the date the options are granted as quoted on NASDAQ and as determined by the Compensation Committee.

(3)	Generally, options are exercisable in four equal annual installments commencing one year after the date the option was granted.

(4)	Mr. Bealmear was granted options to purchase 500,000 shares of common stock at $21.50 per share, 250,000 shares at $35.00 per share at 250,000 shares of common stock at $50.00 per share. The options vest as follows: 25% after 2 years, 25% after 3 years, and the remaining 50% vesting after 4 years. The Potential Realizable Value calculation is based upon a 5% and 10% price appreciation from $21.50 per share. In order for Mr. Bealmear to derive any profit from the options with exercise prices of $35.00 and $50.00 per share, the Company’s stock price would have to appreciate approximately 67% and 138% respectively over the next 10 years.

Option Exercises and 2000 Year-End Values

      The following table shows the number and value of stock options (exercised and unexercised) for the listed Executive Officers who exercised options during 2000.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
			Options at Year-End(#)		at Year End($)(1)
	Shares Acquired	Value
Name	upon Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael W. Bealmear	0	0	0	1,000,000	0	0

Rajendra B. Vattikuti	0	0	13,750	71,250	0	0

Timothy S. Manney	0	0	10,000	45,010	0	0

Timothy M. Wolfe	0	0	0	200,000	0	0

Sivaprakasam Velu	2,500	52,500	4,113	81,612	0	0

(1)	Calculated based upon the share price of Covansys common stock on December 31, 2000 of $10.31 less the option exercise price. An option is in-the-money when the market value of Covansys common stock exceeds the exercise price of the option.

Compensation Committee Interlocks and Insider Participation

      During 2000, the Company had no compensation committee interlocks.

Performance Graph

Comparison of Cumulative Total Return

Since March 5, 1997, Initial Public Offering

	3/5/97	12/97	12/98	12/99	12/00

CVNS	100	355.1	553.07	410.21	168.35

S&P 500	100	122.75	157.83	191.04	173.66

Russell 2000 Technology	100	110.28	123.52	253.36	150.99

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors operates under a written charter adopted by the Board and attached hereto as Exhibit A. The Committee is appointed by the Board to assist the Board in its oversight function of monitoring, among other things, the Company’s financial reporting process and the independence and performance of the Company’s independent accountants. It is the responsibility of management of the Company to prepare financial statements in accordance with generally accepted accounting principles and of the Company’s independent accountants to audit those financial statements.

      Throughout the year, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees).

      In addition, the Committee has discussed with the independent accountants, the accountants’ independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Further, the Committee has considered whether the provision of non-audit services by the independent accountants is compatible with maintaining the accountants’ independence.

      Further, the Committee meets with the independent accountants, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      Based on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

      Currently, the Audit Committee consists of four directors, two of which, Mr. Douglas S. Land and David H. Wasserman are not independent as defined in the listing standards of the National Association of Securities Dealers. The Board appointed Mr. Land and Mr. Wasserman based on its belief that it was in the best interest of the Company and its shareholders for Mr. Land and Mr. Wasserman to serve on the Audit Committee. Following the Annual Meeting, the Audit Committee will be reconstructed to be comprised solely of independent directors.

Audit Committee

Douglas S. Land, Chairman
Ronald K. Machtley
Frank D. Stella
David H. Wasserman

CERTAIN TRANSACTIONS

      During 2000 the Company paid approximately $1,422,000 for investment banking and consulting services provided by the Chesapeake Group, an entity affiliated with Douglas S. Land.

      During 2000, the Company sold 200,000 shares of its Series A Convertible Preferred Stock and 5,300,000 Common Stock Purchase Warrants for $200,000,000 to investment funds controlled by Clayton Dubilier & Rice. Messrs. Lautenbach, Conway and Wasserman are affiliated with Clayton Dubilier & Rice. During 2000, the Company paid Clayton Dubilier & Rice $333,000 for various consulting services. In addition, the Company paid approximately $6,000,000 in fees and expenses to CD&R for transaction costs relating to the purchase of Series A Preferred Stock and Warrants.

      During 2000, the Company sold its Synova, Inc. subsidiary to the Rajendra B. Vattikuti Trust UAD dated October 19, 1990, as amended (the “Vattikuti Trust”), a trust controlled by Rajendra B. Vattikuti. The Trust acquired all of the issued and outstanding stock of Synova in exchange for 750,000 shares of Covansys common stock owned by the Trust. In addition, the Company received an $8,000,000 secured promissory note from Synova which is guaranteed by the Trust. The promissory note requires the payment of interest only for five years with interest accruing at rates beginning at LIBOR plus 2% in the first two years of the loan escalating to LIBOR plus 5% in the fifth year. The terms of the sale were the result of arms-length negotiation between the Company and Mr. Vattikuti and was approved by a special committee of the board of directors comprised of Messrs. Conway Land, and Stanley and supported by a fairness opinion obtained from an investment banking firm.

      The Company has provided loans to the following officers and directors, the due date, interest rate and principal balances as of December 31, 2000 of which are as follows:

	Due	Interest	Principal
	Date	Rate	Balance

Douglas S. Land	2006	6%	$558,325

Frank D. Stella	2001	6%	$302,570

Sivaprakasam Velu	2001	6%	$546,134

      During 2000 the Company paid fees in the amount of approximately $100,000 to John Stanley & Associates, a company owned by John A. Stanley, for business consulting services relating to Mr. Stanley’s role as chairman of the special committee of the Board of Directors that evaluated and recommended the sale of $200,000,000 of Series A Convertible Preferred Stock to Clayton, Dubilier & Rice in March of 2000.

OTHER INFORMATION

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the executive officers, directors and persons who own more than 10% of the Company’s stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. The regulations of the Securities and Exchange Commission require us to identify anyone who filed a required report late during 2000. Based solely on review of reports furnished to us and written representations that no other reports were required during 2000, all Section 16(a) filing requirements were met except that four Form 3’s were not filed in a timely manner. In addition, one Form 4 was not filed in a timely manner.

Shareholder Proposals

      Shareholders that want to present a proposal to be considered at the 2002 annual meeting should send the proposal to Thomas E. Sizemore, Secretary of Covansys Corporation at 32605 West Twelve Mile Road, Suite 250, Farmington Hills, MI 48334 by registered, certified or express mail. Proposals must be received prior to December 31, 2001.

Appendix A

Covansys Corporation

Audit Committee of the Board of Directors

Charter

A.  Purpose

      The primary function of the Audit Committee is to aid the Board of Directors in fulfilling its oversight responsibilities by reviewing:

•	the financial reports and other financial information provided by the Company to any governmental department or agency or to the public;

•	the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established;

•	the Company’s auditing, accounting and financial reporting processes generally.

      The Audit Committee’s primary duties and responsibilities are to:

•	serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system;

•	review and appraise the audit efforts of the Company’s accountants;

•	provide a means of communication among the independent accountants, financial and senior management and the Board of Directors.

B.  Composition

      The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board would interfere with the exercise of independent judgment as a member of the Audit Committee. All Audit Committee members shall have a working familiarity with basic finance and accounting practices, and at least one member shall have accounting or related finance and accounting expertise.

      The members of the Audit Committee shall be elected annually by the Board and shall serve until their successors are duly elected and qualified. Members of the Audit Committee shall designate a Chair by majority vote of the full Committee membership.

C.  Meetings

      The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee shall meet at least annually with management and the independent accountants in separate sessions to discuss any matters that the Audit Committee or management believes should be discussed privately. In addition, the Audit Committee or at least its chair shall meet with the independent accountants and management quarterly to review the Company’s financial statements.

D.  Responsibilities and Duties

      To fulfill its responsibilities and duties the Audit Committee shall:

•	review and update this Charter periodically, at least annually;

•	review the Company’s annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants;

•	review with the Company’s financial management and the independent accountants the 10-Q prior to its filing or prior to the release of earnings (the Chair of the Audit Committee may represent the entire Committee for purposes of this review);

•	recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Company to determine the accountants’ independence;

•	review the performance of the independent accountants and approve any proposed termination of the independent accountants;

•	periodically consult with the independent accountants out of the presence of management about internal controls and the completeness and accuracy of the organization’s financial statements;

•	review the integrity of the Company’s internal and external financial reporting processes;

•	consider and approve, if appropriate, major changes to the Company’s auditing and accounting principals and practices as suggested by the independent accountants, management, or the internal auditing department;

•	establish regular and separate systems of reporting to the Audit Committee by management and the independent accountants regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments;

•	after completion of the annual audit, review separately with management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information;

•	review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

•	review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

COMPLETE BUSINESS SOLUTIONS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Complete Business Solutions, Inc. appoints Ned C. Lautenbach, Thomas E. Sizemore and Rajendra B. Vattikuti or any of them as proxies for the undersigned, with full power of substitution, to vote the common stock of the Company which the undersigned would be entitled to vote as of the close of business on April 9, 2001 at the Annual Meeting of Shareholders to be held on Tuesday, June 5, 2001.

CONTINUED AND TO BE SIGNED ON THE OTHER SIDE

Please mark your votes as in this example

IF NO CONTRARY INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF MANAGEMENT’S FIVE NOMINEES AS DIRECTORS.

1.	Approve the Amendment to the Articles of Incorporation changing the name of the Company to Covansys Corporation

For	Against

2.	Election of Directors Nominees: Michael W. Bealmear Douglas S. Land Ronald K. Machtley Frank D. Stella David H. Wasserman

For, except vote withheld from the following nominee(s):

_________________________

3.	Ratify the appointment of Arthur Andersen LLP

For	Against	The Undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

PLEASE MARK, FILL IN DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

__________________________________________ __________________________________________

Note: Please sign name exactly as your name appears on the Stock Certificate. When signing as attorney, executor, administrator, trustee or guardian please give full title. If there is more than one trustee, all should sign. All joint owners must sign.

Admission Ticket

Complete Business Solutions, Inc.

Annual Meeting of Shareholders

Tuesday, June 5, 2001 at 9:00 AM
The Detroit Athletic Club
241 Madison Avenue
Detroit, MI 48226

      This ticket admits the named Shareholder(s) and one guest. Photocopies will not be accepted. You may be asked for identification at the time of admission.